Exhibit 10.14

FRANCHISE AGREEMENT

THIS AGREEMENT made and entered into this              day of                     , 200  , (which with all exhibits and addenda shall be referred to herein as the “Agreement”) by and between Brooke Franchise Corporation, a Missouri Corporation, having its principal place of business at Overland Park, Kansas, referred to hereafter as “Brooke”; and,                             , a/an                                         , whose offices and primary place of business is/are located at                             ,                     .

The corporation, limited liability company or other Person referenced above is referred to hereafter as “Franchisee”.

WITNESSETH:

WHEREAS, Franchisee is primarily in or may enter the business of selling, servicing and/or delivering property and casualty insurance Policies from the agency offices referenced above, but may also offer other services such as funeral services, banking services, lending services and/or financial services directly or on a brokerage basis through other Persons, including other franchisees specializing in those areas, or on a brokerage basis through Brooke; and

WHEREAS, Brooke provides or may provide franchises to Persons specializing in various types of businesses, which may include, but are not limited to the following: a General Insurance Specialty franchise for Persons primarily engaged in selling property and casualty insurance; an Auto Insurance Specialty franchise for Persons primarily engaged in selling automobile insurance; a Business Insurance Specialty for Persons primarily engaged in selling insurance to businesses; a Senior Services (Financial Services) Specialty franchise for Persons primarily engaged in selling life insurance, health insurance, and investment services; a Funeral Services Specialty franchise for Persons primarily engaged in selling Funeral Services; a Lending Services Specialty franchise for Persons primarily engaged in providing lending and credit services; and, a Banking Services Specialty franchise for Persons primarily engaged in selling banking services.

WHEREAS, Franchisee and Brooke desire to associate together effective             ,             , (“Effective Date”) for the purpose of Brooke providing certain services and assistance to Franchisee with respect to Franchisee’s business;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

DEFINITIONS

1.0 DEFINITIONS OF TERMS USED IN THIS AGREEMENT:

For purposes of this Agreement, the following terms shall have the following meanings unless the context clearly requires otherwise. For purposes of this Agreement, words of masculine, feminine or neutral gender shall mean and include the correlative words of the other gender, and words imparting the singular number shall mean and include the plural and vice versa:

1.1 Agency Bill Policies: Any Policies for which a Franchisee is responsible for all or any part of premium or fee billing and collection.

1.2 Agent of Record: Person designated on Company’s records as the agent or representative regarding a specific Policy and the owner of all Sales Commissions. In the alternative, the person to whom all Sales Commissions are irrevocably assigned.

1.3 Company: A Person issuing, brokering, selling, financing or making a market for Policies and which has a contract with Brooke. (For the purposes of this definition, “Brooke” shall include a parent, subsidiary or affiliate of Brooke). A Company shall also include any premium finance company.

1.4 Company Billings: Statements or billings received by Brooke from Companies for amounts due Brooke from Companies and for amounts due Companies from Brooke.

1.5 Customer Account: Any Policy or Service purchased from, serviced, renewed or delivered through Franchisee. Customer Accounts shall be owned by Franchisee. Franchisee acknowledges that customer accounts are divided into different categories. Such categories are determined by type of Policies or services associated therewith and that one Policy holder may be associated with more than one customer account. Customer account categories include, but are not limited to: life insurance, health insurance, personal lines, commercial lines, banking, investments, lending and funeral. For example, assume there are three customer accounts associated with customer ABC Company, Inc.: a life insurance customer account, a personal lines customer account, and a commercial lines customer account. Franchisee acknowledges that pursuant to this Agreement, Franchisee may own fewer than all of such customer accounts, such as Franchisee may own the life Customer Account and the health Customer Account, with customer ABC Company, Inc., while another Person may own a commercial lines or personal lines customer account associated with the same customer ABC Company, Inc.

1.6 Direct Bill Policies: Any Policies for which a Company is responsible for premium or fee billing and collection.

1.7 Franchisee Account: An account on Brooke’s ledgers to which Brooke records amounts due Brooke from Franchisee and amounts due Franchisee from Brooke.

1.8 Franchise Location: The location or locations set forth in the first paragraph of this Agreement and any other locations authorized by Brooke in writing from where Franchisee operates its franchise business.

1.9 Gross Premiums: Total premium, fees or other amounts due from the sale, renewal, service or delivery of Policies including the corresponding Sales Commissions.

1.10 Insurance, Investment, Banking, Funeral and/or Lending Service (also collectively referred to as “Service” or “Services”): Insurance services include but are not limited to the sale, renewal, service or delivery of insurance policies, annuities, insurance brokering services, insurance customer services, risk management services and insurance related consulting or advisory services. Investment services include, but are not limited to, the sale, renewal, service or delivery of mutual funds, stocks, bonds, notes, debentures, real estate services, investment customer services, and investment related consulting, and financial, investment, or economic advisory services. Banking services include any banking service Franchisee is allowed to perform under federal and/or state laws. Funeral Services include the operation of a funeral home, crematory, cemetery, or the sale of pre-need insurance or any other service related to the death care industry. Lending services include, but are not limited to, origination or brokerage of loans or mortgages, credit customer services, and credit related consulting or advisory services. At any point in time, Insurance, Investment, Banking, Funeral and Lending Services shall be limited to those services then offered by Brooke.

1.11 Net Premium: Gross Premiums on Agency Billed Policies less the corresponding Sales Commissions.

1.12 Other Receipts: Deposits which are required to be made to the Receipts Trust Account that are not Sales Commissions. Such receipts may include but are not limited to: Profit Sharing Commissions, Net Premiums, advertising reimbursements, proceeds from sale of personal money orders, Gross Premiums for Direct Billed and Agency Billed Policies (e.g. on line payments), loan proceeds, Policy Fees (as defined in 1.2 even though included in the definition of Sales Commissions), Company refunds, supplier refunds, and vendor refunds.

1.13 Person: Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution or other entity.

1.14 Policies: Any and all insurance services, policies, coverages or products sold, renewed, serviced or delivered through Franchisee to any Person. Policies include, but are not limited to, Insurance, Investment, Banking, Funeral or Lending Services, or Policies, coverages or products associated therewith sold, renewed, serviced or delivered through Franchisee to any Person.

1.15 Profit Sharing Commissions: Commissions or fees which are generally not associated with the sale of a specific Policy through Franchisee. Profit Sharing Commissions are typically contingent upon factors such as sales volume, premium volume, profitability and other special concessions negotiated with Companies by Brooke. Profit Sharing Commissions include, but are not limited to, payments identified by the Companies as profit sharing commissions, contingency commissions, advertising allowances, prizes, vacations and/or trips, override commissions, expense reimbursements and bonus commissions even if such payments are associated with the sale of a specific Policy.

1.16 Receipt by Brooke: A date and time which premiums, fees, Sales Commissions and Other Receipts received by Franchisee or Brooke from Companies or customers shall be deposited in the Receipts Trust Account or otherwise delivered in accordance with the rules and procedures established by Brooke from time to time.

1.17 Receipts Trust Account: An account established and owned by Brooke, but controlled by a trustee, to which Gross Premiums, fees, Sales Commissions and Other Receipts received by Franchisee or Brooke from Companies or customers shall be deposited and from which Brooke, or its designee, makes regular withdrawals by Electronic Funds Transfer or other means. (For the purposes of this definition, “Brooke” shall include a parent, subsidiary or affiliate of Brooke.)

1.18 Return Commissions: Direct Bill Policy Sales Commissions that are unearned because a Policy premium or fee was reduced or a Policy canceled.

1.19 Rules and Procedures: Brooke established rules and procedures, whether written or delivered by other means, as the same may be revised from time to time, in Brooke’s sole discretion, which supplement this Agreement and provide direction for Franchisee’s conduct in operating its Franchise. The Rules and Procedures shall be deemed to include any written direction from Brooke to Franchisee, whether delivered electronically or by other means.

1.20 Sales Commissions: Commissions paid by Companies to Brooke or assigned by Franchisee to Brooke for the sale, renewal, service and/or delivery of a specific Policy through Franchisee. Sales Commissions are not normally contingent upon factors such as Brooke’s or Franchisee’s loss ratio, premium volume, sales volume or special concessions negotiated by Brooke. For purposes of this Agreement, Sales Commissions shall specifically exclude Profit Sharing Commissions and other similar payments. However, Sales Commissions shall specifically include amounts paid by Brooke pursuant to a bonus plan, the terms of which are defined by Brooke in its sole discretion and for which Brooke makes no representation regarding future payments or Franchisee’s eligibility. Sales Commissions shall also include any consulting fees, broker fees, policy fees, copy fees, advisory fees, placement fees, service or administrative fees, renewal fees, nation safe driver or any other program fees or any similar payments paid on or related to any Customer Account by any Person (“Policy Fees”). (For purposes of this definition, “Brooke” shall include a parent, subsidiary or affiliate of Brooke.)

1.21 Trustee: A Person who performs trust services under one or more trust agreements.

OBLIGATIONS OF BROOKE

2.0 IN GENERAL:

2.1 Brooke shall make available to Franchisee, either electronically or otherwise, Rules and Procedures that have been adopted by Brooke and shall provide Franchisee with any changes made by Brooke to said Rules and Procedures from time to time.

2.2 Brooke may provide other services not specifically stated in this Agreement as may be agreed upon by Brooke and Franchisee from time to time. Brooke and Franchisee agree that any other services provided shall be pursuant to an agreement between the parties.

2.3 Franchisee acknowledges that the duties, obligations and/or services provided pursuant to this Agreement may be provided directly by Brooke, by an affiliate or parent of Brooke, or by a third party hired by Brooke, in its sole discretion, to provide such services.

3.0 WITH REGARD TO CASH MANAGEMENT:

3.1 As of the effective date of this Agreement, Brooke shall provide services with respect to cash management for and processing of Policies for Franchisee.

3.2 Brooke shall account for all Sales Commissions on Direct Bill Policies issued, renewed, endorsed, changed, serviced, delivered or canceled on behalf of Customer Accounts. Brooke shall credit Franchisee account for Sales Commissions received by Brooke from Companies for Customer Accounts in the amounts indicated on the appropriate Company Billings. Brooke shall debit Franchisee account for Return Commissions due to Companies by Brooke for Customer Accounts in the amounts indicated on the appropriate Company Billings.

3.3 Brooke shall account for all Net Premiums on Agency Bill Policies issued, renewed, endorsed, changed, serviced, delivered or canceled on behalf of Customer Accounts. Brooke shall debit Franchisee account for Net Premiums due to Companies by Brooke for Customer Accounts in the amounts indicated on the appropriate Company Billings. Brooke shall credit Franchisee Account for Net Premiums returned to Brooke from Companies for Customer Accounts in the amounts indicated on the appropriate Company Billings. Brooke has the absolute right to and is fully vested in all Net Premiums. Franchisee has no right, title or interest in such amounts. Brooke shall credit Franchisee Account for premiums received on Agency Billed Policies from any insured or other Person for a Customer Account. At Brooke’s option, Brooke may defer any such credit for premiums received on Agency Billed Policies until a corresponding charge is made to Franchisee Account for Net Premiums in accordance with this Section 3.3.

3.4 Brooke shall calculate and credit Franchisee Account monthly for amounts due Franchisee by Brooke and amounts due Brooke by Franchisee.

3.5 Brooke shall account for and debit Franchisee Account monthly for any other supplies or services provided by Brooke to Franchisee at Franchisee’s request. Franchisee acknowledges that, pursuant to this Section 3.5, Brooke provides Franchisee with additional services and retains additional commissions and fees when Policies are sold, renewed, serviced or delivered by Franchisee through a Brooke subsidiary or affiliate, when agency listing or consulting services of a Brooke subsidiary or affiliate are utilized or when an affiliated Company issues such policies.

3.6 Brooke shall forward a record of Franchisee Account to Franchisee on or about the 15th day of each month. Upon written notice to Franchisee, Brooke may change the date on or about which statements are forwarded.

3.7 Brooke, or its designee, shall pay to Franchisee, by electronic funds transfer, any credit balance recorded on the Franchisee Account on or about the 20th day of each month. Brooke, or its designee, shall withdraw the amount of any debit balance recorded on the Franchise Account on or about the 20th day of each month from Franchisee’s checking or other operating account using an electronic funds transfer. Upon written notice to Franchisee, Brooke may change the date on or about which Franchisee’s Account is credited or debited.

3.8 Brooke shall calculate and debit Franchisee Account for Franchisee’s share of the errors and omissions insurance policy premium. Brooke may adjust the errors and omissions policy premium to maintain a Franchisee self insured fund to pay for amounts up to policy deductibles or in excess of coverage limits. Brooke shall calculate Franchisee’s share of said errors and omissions Policy premium in accordance with its policy pertaining to same based upon such factors as errors and omissions claims incidents, membership in a specified associations, participation in errors and omissions loss control seminars, errors and omissions loss history, customer or regulatory complaints, and/or volume of Policies sold, serviced, delivered or renewed. However, Franchisee’s share of Brooke’s annual policy premium shall not be less than the minimum annual premium that is set from time to time by Brooke, but such minimum shall not be less than Five Hundred and No/100 Dollars ($500.00). Franchisee acknowledges and agrees that the minimum annual premium may be adjusted to Brooke’s then current minimum annual premium on the renewal date of Franchisee’s errors and omissions policy coverage.

4.0 WITH REGARD TO BROOKE MANAGEMENT SYSTEM:

4.1 Brooke shall license (or cause to have licensed) Franchisee to use a management system (the “Brooke Management System “) provided that Franchisee purchase, license, install and maintain all software and hardware, other than Brooke’s proprietary programs, which may be required to efficiently access and use the Brooke Management System. Franchisee is not authorized to sell, lease or authorize the use of the Brooke Management System to any other Person and shall not configure, program or change any Brooke Management System. Franchisee acknowledges and agrees that Brooke may use its own proprietary system or may purchase the management system from one or more vendors. Franchisee further acknowledges and agrees that the design, function, capability and scope of the Brooke Management System will be determined by Brooke, in its sole discretion. Brooke, in its sole discretion, may change the Brooke Management System used by Franchisee and/or the design, function, capability and scope of the Brooke Management System.

4.2 Franchisee and Brooke agree that the Brooke Management System and other proprietary systems and software relating thereto may be delivered via the Internet or other electronic medium.

4.3 Although Franchisee and Brooke agree to utilize the Brooke Management System provided by Brooke including modifications and updates thereto, Franchisee is not prohibited from utilizing a separate system in addition to the Brooke Management System. Franchisee acknowledges that the effectiveness of any Brooke Management System, whether provided by Brooke or independently obtained by Franchisee, is directly affected by Franchisee’s diligence in transmitting/inputting documentation and other information into the Brooke Management System. Brooke takes no responsibility for records transmitted or input into the system. Brooke encourages Franchisees to retain such documents in compliance with applicable regulations and laws and to back up records and documents for their preservation in the event of a computer failure or catastrophic incident.

4.4 Franchisee is solely responsible for any regulatory authority requirements regarding recordkeeping, and Brooke makes no representations or promises with respect to the Brooke Management System being compliant with or satisfying the recordkeeping requirements imposed by applicable law.

4.5 Franchisee, its owners, officers, directors, employees and independent contractors agree to release, defend, indemnify and hold Brooke harmless for and from any and all claims, losses, liabilities, damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever incurred by Brooke and/or Franchisee, their owners, officers, directors, employees and independent contractors resulting from an interruption in Internet services, lost or irretrievable data, damage to computer systems, or from any unauthorized use of or access to Franchisee’s information through the Internet. This release, defense, indemnification and hold harmless shall survive the termination of this Agreement.

4.6 The Brooke Management System and other proprietary systems, including any software associated therewith, provided to Franchisee pursuant to this Section 4 shall remain the property of Brooke at all times and the Franchisee shall not possess or acquire any ownership interest in such systems and/or software or any other rights with respect thereto except as may be set forth in this Agreement and in any license agreement applicable to such systems and/or software relating thereto. Any installation of any such systems and/or software relating thereto on one or more computers owned and/or operated by Franchisee shall constitute Franchisee’s (including the Franchisee’s owners, officers, directors, members, and other users of the systems and software) acknowledgment and agreement that Franchisee has read the terms of the license agreement applicable to such systems and software and agrees to use the systems and related software only in accordance with the specific terms of such license agreement as the same apply to the systems and/or software. Franchisee agrees to execute a separate written license agreement (or otherwise acknowledge the terms and conditions thereof, whether by electronic or other means) to obtain any such systems or software upon the oral or written request of Brooke, but any failure by Franchisee to do so shall not affect Franchisee’s agreement set forth in this Section 4 with respect to the existence of a license agreement upon Franchisee’s installation of the systems and/or software and Franchisee’s obligation to use such systems and/or software in accordance with such license agreement.

5.0 RESERVED FOR FUTURE USE.

6.0 RESERVED FOR FUTURE USE.

7.0 WITH REGARD TO BRANDING AND MARKETING:

7.1 (a) Unless otherwise agreed to in writing by Brooke, Franchisee shall do business under the name “Brooke Insurance and Financial Services”. Therefore, Brooke licenses to Franchisee the use of its trade names, trademarks, service marks, logotypes, commercial symbol and promotional materials (collectively, the “Licensed Marks”) for the purpose of advertising such relationship during the term of this Agreement and any renewal thereof. Brooke does not represent or guarantee that Franchisee will have exclusive use of such name, that such name is available for use in Franchisee’s market and/or that there are no competing names or uses. If such name is not available for use, Franchisee shall do business under a name mutually agreed upon by the parties.

(b) All goodwill that may arise from Franchisee’s use of Brooke’s Licensed Marks shall at all times remain the sole and exclusive property of Brooke and shall inure to the sole benefit of Brooke. Franchisee does not at any time acquire any rights in the Licensed Marks by virtue of any use thereof. Franchisee shall not at any time during the term of this Agreement, any extension thereof, or thereafter challenge the validity of Brooke’s rights in and to the Licensed Marks. Franchisee shall notify Brooke in writing within ten (10) calendar days of the time Franchisee becomes aware of any unauthorized use of the Licensed Marks.

(c) In the event Brooke modifies or replaces any Licensed Mark, Franchisee shall modify or replace (as Brooke may direct) any signs or materials to reflect the modified or new Licensed Mark on a timetable designated by Brooke. Franchisee shall not permit the Licensed Marks, or any substantially similar style or spelling thereof, to be used for any other purpose, including, but not limited to, the formation of corporations, partnerships, limited liability companies, business associations or any other form of business organization.

7.2 Brooke may provide a web page that can be utilized by Franchisee and shall license (or cause to be licensed) Franchisee to use such web page. Franchisee may not sell, lease or authorize the use of the website or web address to anyone else. Franchisee may not configure, program or change the website or web address. Unless otherwise agreed in writing, Franchisee agrees to utilize or operate a Brooke sponsored website. Franchisee agrees not to create its own web page and Brooke shall be permitted to include Franchisee’s name, address and other information as a part of Brooke’s web page. Franchisee acknowledges and agrees that Brooke may create its own website or may purchase the website or web page services from one or more vendors. Brooke, in its sole discretion, may change the website used by Franchisee and/or the design, function, capability and scope of the website.

7.3 Franchisee, its owners, officers, directors, employees and independent contractors agree to release, defend, indemnify and hold Brooke harmless for and from any and all claims, losses, liabilities, damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever incurred by Brooke and/or Franchisee, its owners, officers, directors, employees and independent contractors resulting from an interruption in website services or from any unauthorized use of or access to the website. This release, defense, indemnification and hold harmless shall survive the termination of this Agreement.

7.4 Brooke agrees to pay for 50 percent of advertising that is pre-approved by Brooke in writing and Franchisee agrees to pay or reimburse Brooke for Franchisee’s share of payments made to advertisers on behalf of Franchisee. Brooke shall have the final approval authority, in its sole discretion, of all advertising used by Franchisee. In order to qualify for the cooperative payment set forth in this Section 7.4, Brooke, in its sole discretion, will evaluate advertising based upon factors determined in Brooke’s sole discretion. Such factors shall include, but are not limited to: advertising vendor or account representative used; legal and franchise compliance; cost; design; anticipated efficacy; shared advertising opportunities; scope of such advertising; and, Franchisee’s tracking/sourcing the efficacy of such advertising. Brooke will acquire and deliver to Franchisee advertising items or office supplies that carry Brooke’s logo and which are pre-approved by Brooke. If pre-approved in writing, Brooke will pay for 50 percent of such advertising supplies and/or office supplies that carry Brooke’s logo. Brooke will acquire and install for you signs that carry Brooke’s logo. Unless otherwise agreed in writing, Brooke shall pay for 50 percent of the estimated cost of acquiring and installing pre-approved signs.

8.0 WITH REGARD TO POLICIES:

8.1 Brooke shall provide Franchisee with a unique written list of Companies that have been approved for Franchisee use by Brooke and shall provide Franchisee with notice of any changes made by Brooke to said list from time to time. At Brooke’s discretion, such list may specify Franchisee’s authority for contacting or dealing with Companies. Franchisee acknowledges that changes to the list of Companies may be made by Brooke in its sole and absolute discretion.

8.2 Subject to the prior approval of the Company involved, Brooke shall endorse Brooke’s errors and omissions insurance policy to provide errors and omissions insurance coverage for Franchisee.

8.3 Brooke shall provide Franchisee full and complete access to Brooke’s records of Customer Accounts provided that it shall be during such times and upon such conditions as shall not unreasonably impair the operations of Brooke.

OBLIGATIONS OF FRANCHISEE

9.0 IN GENERAL:

9.1 On the Effective Date, Franchisee shall pay to Brooke an initial nonrefundable fee equal to One Hundred Twenty-five Thousand and No/100 Dollars ($125,000.00) (the “Initial Fee for Basic Services”). Additional initial nonrefundable fees shall be charged to a Franchisee acquiring and/or converting a business into a franchise and a Franchisee starting up a new business pursuant to a Buyer’s Assistance Plan or Start Up Assistance Plan, respectively. On and after the effective date Franchisee shall pay to Brooke franchise fees in accordance with Section 10.1.

9.2 (a) Franchisee shall provide competent and qualified personnel for the sale, renewal, service and delivery of Policies and to serve as liaison or contact with Customer Accounts. Franchisee agrees to submit an application (in a form approved in writing by Brooke) for any individuals, licensed or intended to be licensed that Franchisee wishes to hire, retain or contract. Brooke shall be entitled to approve or disapprove such applications in its sole discretion.

(b) Franchisee acknowledges that the primary Service offered by it will be property and casualty insurance; however, if agreed upon in writing, Franchisee may offer other products and services such as life insurance, health insurance, banking, funeral, lending and investment services (collectively for the purposes of this Section 9.2 “Other Services”) directly, on a brokerage basis through other Persons, including other Franchisees specializing in those areas directly, or on a brokerage basis through Brooke. In the event it is agreed that Franchisee will offer Other Services, Franchisee agrees to participate in additional training at its own cost, which training shall be approved by Brooke in its sole discretion, and/or meet additional qualifications to offer such Other Services. Further, Franchisee acknowledges that it may need to execute a new Franchise Agreement and/or this Agreement may need to be amended to accommodate the sale of Other Services. Any such new agreement or amendment of this Agreement, shall be subject to Brooke’s approval, in Brooke’s sole discretion, and Franchisee shall seek such new agreement or amendment, if necessary, prior to the sale of any Other Services. Brooke may request that Franchisee sell Other Services. Brooke may give Franchisee written notice of Brooke’s intention to offer (or to authorize others to offer) such Other Services including offering Other Services to Franchisee’s Customer Accounts or customers. Franchisee shall have a period of thirty (30) calendar days from the giving of such notice by Brooke to notify Brooke in writing that Franchisee agrees to utilize best efforts to offer such Other Services commencing within sixty (60) calendar days following Franchisee’s notice to Brooke. If Franchisee fails to give such notice or utilize best efforts to sell Other Services, then Franchisee forfeits its right to offer such Other Services, and Brooke may offer or authorize other Persons, including other Franchisees, to offer such Other Services to Franchisee’s Customer Accounts under any names and/or trade names from any location or locations. Finally, Brooke makes no guaranties or representations that any Other Services will be available through Brooke or other franchisees because of economic, geographical, regulatory or other restrictions.

9.3 Franchisee agrees to maintain a standard Business Owners Policy providing coverage for Franchisee’s place of business with liability limits of not less than $1,000,000 / $1,000,000 unless such limits are amended in writing by Brooke or the requirement is waived in writing by Brooke. Franchisee also agrees to maintain a Workers’ Compensation insurance policy with liability limits of not less than $500,000/$500,000 unless such limits are amended in writing by Brooke or such requirement is waived in writing by Brooke. Franchisee shall cause policies for the coverages described in this Section 9.3 to be endorsed so that Brooke is an additional named insured and shall provide Brooke with evidence of such coverage within sixty (60) days of the date of this agreement and on Brooke’s request thereafter. In the event no proof of insurance is provided within the specified time, Brooke may (but is not obligated to) write and place policies to the specifications above and charge the actual Gross Premiums of the policies, plus a placement fee of 10% of the premium, to the Franchisee. Additionally, Brooke is entitled to retain any commissions or fees generated by the writing of the policy/policies. Franchisee may obtain Business Owners’ and Workers’ Compensation policies independently; however, Franchisee may not cancel any Brooke-written policies until other policy(ies) is/are in place and shall not be entitled to any refund of premium.

9.4 Franchisee agrees not to transfer stock or other ownership interest in Franchisee’s corporation, limited liability company, or other Person without obtaining Brooke’s prior written approval. Additionally, Franchisee shall not directly purchase or sell all or a portion of its agency or insurance business or Customer Accounts, or purchase or sell stock or other interest in a Person that sells Policies or otherwise conducts an insurance or agency business or owns Customer Accounts without obtaining Brooke’s prior written approval in accordance with the provisions of Section 9.8 of this Agreement.

9.5 Franchisee agrees that Brooke may rely on statements, representations, requests, instructions, commitments and agreements (without verification or confirmation of same) of Franchisee’s owners, officers, directors, employees or independent contractors as if same had been made or delivered to Brooke by Franchisee unless and until written instructions limiting Brooke’s right to rely on such statements representations, requests, instructions, commitments and agreements have been provided by Franchisee and received by Brooke. Franchisee hereby releases and agrees to defend, indemnify and hold harmless Brooke, its owners, officers, directors, employees, and independent contractors (for purposes of this Section 9.5, collectively, “Brooke”) for and from any and all claims, losses, liabilities, or damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever arising out of or in connection with Brooke’s reliance or which Franchisee, its owners, officers, directors, employees, and independent contractors may incur as a result of Brooke’s reliance on same. This release, defense, indemnification and hold harmless shall survive termination of the Agreement.

9.6 Franchisee agrees to immediately notify Brooke of any and all litigation, arbitration or other dispute resolution proceeding to which Franchisee or any of Franchisee’s owners, directors, officers, employees, agents, affiliates or independent contractors may become a party, whether as plaintiff, defendant, claimant or respondent and represents and warrants that no such litigation, arbitration or other dispute resolution proceeding is pending as of the effective date of this Agreement.

9.7 Franchisee agrees to immediately notify Brooke of any investigations of or hearings, both formal and informal, related to Franchisee or any of Franchisee’s owners, directors, officers, employees or independent contractors by any authority, self regulatory organization, governmental agency, or Company and represents and warrants that no such investigations or hearings are pending as of the effective date of this Agreement.

9.8 In the event Franchisee elects to sell some or all Customer Accounts, and/or any ownership interest in Franchisee (including without limitation stock, membership interest or otherwise), owned by Franchisee, Franchisee agrees to offer and Brooke shall have the first right to purchase such assets or ownership interest, at a price equal or equivalent to any bona fide offer Franchisee has received. If Brooke has not elected to purchase such Customer Accounts and/or ownership interest within thirty (30) business days from its receipt of such information from Franchisee, Franchisee may sell the Customer Accounts and/or ownership interest to the offeror but not for a price, terms, or conditions more favorable to the offeror than the price, terms and conditions of such offer presented to Brooke. If Franchisee elects to sell some or all of its Customer Accounts, and/or any ownership interest in Franchisee as set forth herein, Franchisee may be required to utilize the agency consulting services of Brooke, or a subsidiary or affiliate of Brooke, for which a fee will be charged not to exceed ten percent (10%) of the purchase price of the Customer Accounts and/or ownership interest to be sold. Nothing set forth in the Section shall be construed as Brooke’s consent to assign or transfer this Agreement.

9.9 Brooke and Franchisee agree that Franchisee shall participate in Brooke’s professional liability coverage program. Franchisee shall pay the first $2,500 defense and other claims expenses with respect to each errors and omissions related claim made as a result of Franchisee’s actions or lack of actions. Franchisee shall also be required to participate in Brooke’s franchisee self insured fund as described in Section 3.8 of this Agreement. Notwithstanding the exclusivity requirement of this Agreement, Franchisee agrees that any Policies not written through Brooke in breach of this Franchise Agreement shall not be covered by Brooke’s errors and omissions policy and Franchisee shall be solely liable for the same. At Brooke’s request and Franchisee’s expense, Franchisee shall participate in additional training such as training with respect to errors and omissions loss control, market conduct and fair trade practices and Brooke’s policies and procedures.

9.10 Franchisee has the responsibility to provide Brooke with copies of those documents which Brooke deems necessary for errors & omissions documentation promptly upon Brooke’s request. Franchisee may also be required to be a member of the state independent agents association to be eligible for errors and omissions coverage and may be required to participate in errors and omissions loss control seminars at Franchisee’s expense. If Franchisee fails to participate, such failure shall not only be cause for termination, but also Franchisee may be assessed an additional amount for errors and omissions coverage for the remaining term of this Agreement.

9.11 Franchisee shall establish, manage and conduct Franchisee’s business in conformity with all provisions of this Agreement and the Rules and Procedures which are applicable to Franchisee and all other directions from Brooke in writing. Brooke shall make available to Franchisee the Rules and Procedures and any revisions thereto by such means as Brooke may determine, and Franchisee shall have the Internet capability to access such Rules and Procedures through Brooke’s Internet site. The Rules and Procedures may address, among other subjects, the layout, color schemes, equipment, fixtures, furnishings and décor of, and lease for, a franchise location; the policies and procedures which Franchisee must follow in dealing with customers; the manner in which the franchise locations and the Services and products which it offers is to be conducted; training, advertising and marketing programs; requirements for maintaining records and submitting reports and information to Brooke; and the qualifications of Franchisee’s employees, agents, affiliates, producers, sales personnel and/or independent contractors. The Rules and Procedures are and contain confidential information of Brooke. Franchisee shall not, during the term of this Agreement or thereafter, use the Rules and Procedures for any purpose other than to conduct Franchisee’s business operations, or disclose any of its contents to any Person except as necessary to conduct Franchisee’s business operations. Brooke may revise or supplement the Rules and Procedures from time to time, and Franchisee shall comply with the Rules and Procedures as so modified, and shall bear the costs of which may be associated with such compliance.

9.12 Franchisee agrees to use Franchisee’s best efforts in operating the franchise, shall at all times actively promote the sale of the Services of the business and strive to increase the demand for them, and shall conduct such business with sound business judgment, diligence and efficiency. Franchisee shall provide Services in accordance with Brooke’s standards, including, at a minimum, (a) conducting its work accurately in accordance with federal, state and local laws (including, but not limited to, such regulations as may be imposed by any state insurance regulator); (b) maintaining sufficient office space and employing sufficient personnel with current experience and training necessary to accommodate all customers without undue delay and within any time commitments made to such clients; (c) maintaining minimum office hours; and (d) resolving customer complaints in a timely manner and in accordance with this Agreement. Franchisee shall comply with the Rules and Procedures specified by Brooke or otherwise in writing with respect to the privacy of customer information and shall obtain from Franchisee’s customers such consents as are required by applicable law, this Agreement and/or the Rules and Procedures permitting Brooke to use such customers’ personal information provided to Franchisee. Such consents shall be used by Franchisee in the manner and form specified by the Agreement and/or Brooke.

9.13 Franchisee (or any principal of Franchisee owning more than 25% of the ownership interests in Franchisee) agrees to directly conduct the day-to-day operations of Franchisee’s business hereunder unless Brooke agrees otherwise in writing and in advance. Furthermore, unless Brooke agrees otherwise in writing and in advance,

Franchisee shall not conduct, or allow any other Person to conduct, any business or activities at or from the Franchise location other than the business of offering Policies and Services.

9.14 Franchisee shall observe all federal, state and local laws and regulations (including, but not limited to, such regulations as may be imposed by any state insurance regulator) in conducting Franchisee’s business and personal affairs.

10.0 WITH REGARD TO CASH MANAGEMENT:

10.1 Franchisee authorizes Brooke to retain as payment for franchisor services provided pursuant to this Agreement the greater of: (i) Fifteen percent (15%) of any Sales Commissions; or, (ii) Five Hundred and No/100 Dollars ($500.00) each month. Franchisee shall pay its share of errors and omissions insurance policy premiums; cost for advertising (such as yellow pages, newsletters or brochures), motor vehicle reports, clue reports, association membership dues, and rating software, which may be calculated by Brooke in accordance with its standard Rules and Procedures; postage and express mail charges; appointment and licensing fees; and fees for any other supplies and services provided by Brooke if previously agreed upon by Franchisee and Brooke.

10.2 Franchisee authorizes Brooke, or its designee, to withdraw on or about the 20th day of each month the amount of any debit balance recorded on the monthly Franchisee Account statement from Franchisee’s checking account using an electronic funds transfer. In the event amounts available in Franchisee’s checking account are insufficient to cover the debit balance recorded on Franchisee’s monthly Account statement, Franchisee shall immediately and without need for request from Brooke provide Brooke with an alternate bank account from which to withdraw the debit balance owed to Brooke using an electronic funds transfer, or shall immediately make payment to Brooke via other certified funds. Without waiving any other rights Brooke may have pursuant to this Agreement, if Franchisee fails to pay amounts due Brooke when due, Brooke may at its discretion charge interest on unpaid amounts at a rate not to exceed the maximum rate allowed by law until such amounts are paid. Brooke may at its sole discretion allow Franchisee additional time to pay amounts Franchisee owes Brooke; however, in such event, Brooke may still charge Franchisee interest until such amounts are paid. Brooke may require Franchisee to execute a separate agreement pertaining to any financing provided by Brooke or its affiliates, including without limitation, an agreement granting a security interest to Brooke or its affiliate securing such financing.

10.3 Franchisee shall provide Brooke, upon Brooke’s request, a complete audited financial report of Franchisee’s corporate or company books. If no audited financials have been generated in the last 12 months, Franchisee can provide unaudited financials, or Brooke may at its sole discretion require an audit to generate the desired reports with Brooke paying the cost of such audit to the extent the cost of such audit exceeds $2500.00. Brooke reserves the right to conduct onsite and/or telephonic inspections, assign its right to conduct such inspections to an affiliate or to hire a third party to conduct such inspections. Such inspections may include, but are not limited to inspections of customer files, Franchisee bank accounts, Franchisee mail and business related records and documentation. In addition, Franchisee acknowledges that inspections may be conducted or performed by telephone, electronically or in person by Persons who have not identified themselves as an inspector (e.g. a Secret Shopper).

10.4 Franchisee acknowledges that Brooke may enter into or has entered into one or more trust agreements (collectively the “Trust Agreement”) which among other terms provides one or more trustees’ control of all Sales Commissions. Accordingly, Franchisee agrees that all premiums, fees, Sales Commissions, Other Receipts and other amounts received by Franchisee or Brooke from Companies, customers or other Persons which are related in any way to the sale, renewal, service or delivery of Policies through Franchisee shall be promptly deposited (but in no event later than the close of business on the next preceding business day) in the Receipts Trust Account. Franchisee acknowledges that Brooke may own one or more Receipts Trust Accounts, all of which are controlled by a Trustee. However, Franchisee shall be responsible for the deposit of all premiums (including Gross Premiums), fees, Sales Commissions, Other Receipts and other amounts received by Franchisee from Companies, customers or other Persons which are related in any way to the sale, renewal, service or delivery of Policies through Franchisee into the Receipts Trust Account designated by Brooke for Franchisee’s use.

10.5 Franchisee agrees that the Receipts Trust Account shall be owned by Brooke or a company affiliated with Brooke, but controlled by a Trustee. Trustee shall have sole right to withdraw funds from the Receipts Trust

Account. Trustee shall distribute to Franchisee and/or Brooke Sales Commissions and Other Receipts in accordance with the terms of the Trust Agreement. However, unless otherwise agreed upon by the parties in writing, nothing in the Trust Agreement shall change amounts due Franchisee, as shown on the statement of Franchisee Account pursuant to the terms of this Agreement or amounts payable by Franchisee to Brooke as shown on the statement of Franchisee Account pursuant to the terms of this Agreement.

10.6 Franchisee acknowledges and agrees that Trustee (as an authorized designee of Brooke) shall initiate an electronic deposit to Franchisee’s business account of all amounts due to Franchisee by Brooke as shown on the statement of Franchisee Account and in accordance with Franchisee’s pre-authorization, or that Trustee shall initiate an electronic withdrawal from Franchisees’ business account of all amounts due to Brooke by Franchisee as shown on the statement of Franchisee Account and in accordance with Franchisee’s pre-authorization.

10.7 Franchisee agrees to release, defend, indemnify and hold harmless Brooke, its owners, officers, directors, employees, and independent contractors (for the purposes of this Section 10.7, collectively “Brooke”) for and from any and all claims, losses, liability, or damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever arising out of or in connection with the Trust Agreement, the deposit or withdrawal of money from the Receipts Trust Account or which Franchisee, its owners, officers, directors, employees, agents, affiliates and independent contractors may incur as a result of Brooke’s performance of its rights, obligations or duties hereunder or under the terms of the Trust Agreement or in connection with the deposit or withdrawal of money from the Receipts Trust Account or Franchisee’s business account. Provided however, this shall not relieve Brooke from liability for its breach of any of its agreements under this Agreement or for its own willful misconduct, recklessness, bad faith or gross negligence, nor for the gross negligence, recklessness, bad faith or willful misconduct of its owners, officers, directors, employees, or independent contractors. This release, defense, indemnification and hold harmless shall survive termination of the Agreement.

10.8 Franchisee, its owners, officers, directors, employees, agents, affiliates and independent contractors agree to release, defend, indemnify and hold harmless the trusts pursuant to any Trust Agreement, the Trustees pursuant to any Trust Agreement, their owners, officers, directors, employees, independent contractors, successor and assigns (collectively, “Trust”) for and from any and all claims, losses, liability, or damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever arising out of or in connection with the Trust Agreement or which Franchisee, its owners, officers, directors, employees, and independent contractors may incur as a result of Trust’s performance of its rights, obligations or duties under the terms of the Trust Agreement. This release, defense, indemnification and hold harmless shall survive termination of the Agreement. Upon Brooke’s request, Franchisee will sign a separate document (to which Trustee may be a party) releasing, indemnifying and holding harmless the Trust.

11.0 WITH REGARD TO BROOKE MANAGEMENT SYSTEM:

11.1 In addition to the terms and conditions set forth in this Agreement, Franchisee shall strictly abide by and conform to the Rules and Procedures adopted from time to time by Brooke relating to the Brooke Management System. Franchisee acknowledges that said Rules and Procedures include, among other requirements, a requirement that Franchisee provide Brooke with copies of all Policy applications and all other records or documents originated, received or processed by Franchisee which are related to Customer Accounts, Policies or Franchisee’s business. Franchisee acknowledges the importance of complete and timely transmittal of all records and documents and agrees to submit in a timely manner to Brooke all such records and documents.

11.2 Franchisee shall provide Brooke full and complete access to records of Customer Accounts and other records and documents deemed necessary by Brooke to perform an audit to determine compliance with the provisions of this Agreement; provided however, that access shall be during such times and upon such conditions as shall not unreasonably impair the operations of Franchisee. Therefore, Brooke or its representatives shall have the right, with or without notice, from 9:00 a.m. to 5:00 p.m. Monday through Friday and during Franchisee’s posted business hours, except on legal holidays upon which Franchisee is closed, to inspect any of Franchisee’s locations for the purpose of (i) examining and auditing the books, records, mail, accounts and other documents required to be maintained pursuant to this Agreement or the Rules and Procedures or used by Franchisee in its business operations,

(ii) observing the manner and method of Franchisee’s operations, and (iii) otherwise assuring itself that the provisions of this Agreement are being observed by Franchisee. For the purpose of any such examination or audit, Franchisee shall promptly and fully cooperate with Brooke and give Brooke access to the computer systems and files in which any such books and records are electronically stored. In the event Franchisee’s Sales Commissions and Other Receipts exceed the sum deposited into the Receipts Trust Account designated by Brooke for Franchisee’s use, Franchisee shall immediately reimburse Brooke for the reasonable cost of the examination. Such reimbursement is not intended to limit Brooke’s other remedies under this Agreement.

12.0 RESERVED FOR FUTURE USE.

13.0 RESERVED FOR FUTURE USE.

14.0 WITH REGARD TO BRANDING AND MARKETING:

14.1 Following the execution of this Agreement, Franchisee shall do business only under the name “Brooke Insurance and Financial Services”, unless otherwise approved in writing by Brooke. Furthermore, to the extent authorized and approved by Brooke, Franchisee shall use the Licensed Marks in the conduct of Franchisee’s operations.

14.2 Franchisee shall obtain the prior written consent of Brooke before using Brooke’s trade names, trademarks, service marks, logotypes or commercial symbols on any advertising literature, promotional materials, signs or business forms that are not provided by Brooke.

14.3 Franchisee acknowledges and agrees that the circulation of any advertising materials not approved by Brooke shall give cause for termination of this Agreement and also unapproved advertising will be ineligible for cooperative reimbursement under any program Brooke has or may establish.

14.4 Immediately upon termination of this Agreement for whatever reason, Franchisee shall cease the dissemination of any advertising material containing any of Brooke’s trade names, trademarks, service marks, logotypes or commercial symbols. Brooke shall have a cause of action against Franchisee for failure to immediately cease using the same upon any such termination.

15.0 WITH REGARD TO POLICIES:

15.1 On or before the effective date of this Agreement, Franchisee shall, subject to prior approval of the Companies involved, change the Agent of Record for all existing Policies associated with all Customer Accounts to Brooke (for the purposes of this Section 15.1, “Brooke” shall include a subsidiary or affiliate of Brooke).

15.2 After the effective date of this Agreement, Franchisee shall process all applications for Policies exclusively through the facilities of Brooke.

15.3 Franchisee agrees to make Brooke (for the purposes of this Section 15.3, “Brooke” shall include any subsidiary or affiliate of Brooke) the Agent of Record for all Policies sold, renewed, serviced or delivered through Franchisee with an effective date for coverage after the effective date of this Agreement, unless prior written approval is obtained from Brooke. If a Company refuses to make Brooke the Agent of Record for all Policies sold, renewed, serviced or delivered through Franchisee, then Franchisee shall assign all Sales Commissions and Profit Sharing Commissions associated with such Policies to Brooke and shall immediately direct that all corresponding Sales Commissions and Profit Sharing Commissions be sent directly to Brooke. Franchisee agrees and acknowledges that by making Brooke the Agent of Record, all Sales Commissions and Profit Sharing Commissions are assigned to Brooke for reconciliation and distribution to Franchisee Account pursuant to this Agreement. Franchisee appoints Brooke as its attorney in fact to endorse or deposit checks made payable to Franchisee by customers and Companies. Franchisee also agrees to obtain from its producers or subagents an appointment of Brooke as attorney in fact to endorse or deposit checks made payable to such producers or subagents by customers and Companies.

15.4 Franchisee agrees to apply for issuance of Direct Bill Policies if payment of premiums in this manner is permitted by the Company providing coverages. Franchisee shall obtain prior written approval of Brooke prior to submitting any application for issuance of an Agency Bill Policy. Brooke may at its discretion require Franchisee to provide documentation substantiating Franchisee’s inability to procure Direct Bill Policy coverage prior to Brooke approving Franchisee’s placement of an Agency Bill Policy. If Brooke requests such documentation and Franchisee fails to provide it, subject to applicable law, Brooke reserves the right to cancel or require Franchisee to cancel the corresponding Agency Bill Policy(ies). Furthermore, if Brooke approves the use of a supplier that issues Agency Bill Policies or the placement of an Agency Bill Policy, Brooke may require that the full premium payment be deposited and receipted to the Receipts Trust Account prior to such policy being issued on a fully earned premium basis.

15.5 Franchisee shall be solely responsible for the collection of all Agency Bill Policy premiums from Customer Accounts, which amounts shall be made payable to Brooke. Although not required to do so, Brooke reserves the right to directly invoice Customers for Agency Bill Policy premiums. Franchisee agrees that if premiums on Agency Bill Policies are uncollected and past due for a period of over sixty (60) days, Brooke may cancel or require Franchisee to cancel the associated Agency Bill Policy and Brooke will apply net proceeds to the Franchisee Account. Franchisee shall not have authority to endorse or deposit such payments to its own account. Franchisee appoints Brooke as its attorney in fact to endorse or deposit checks made payable to Franchisee by customers, or Companies. Franchisee also agrees to obtain from its producers or subagents an appointment of Brooke as attorney in fact to endorse or deposit checks made payable to such producers or subagents by customers or Companies. Brooke shall establish a Receipts Trust Account to which all premiums, fees, Sales Commissions and Other Receipts from Companies or customers shall be deposited and from which Brooke, or its designee, makes regular withdrawals by electronic funds transfer. Franchisee acknowledges that it is solely responsible for return of credits it receives which are due customers and agrees that it will pay customers any credits due them no later than thirty (30) days of the date such amount has been credited to its Franchisee Account.

15.6 Franchisee shall be responsible for payment to Brooke of all Agency Bill Policy net premiums and Direct Bill Policy return commissions resulting from Customers Accounts.

15.7 Franchisee agrees to apply for coverages only with the Companies that are authorized for Franchisee’s use and with whom Franchisee has been provided binding authority from time to time by Brooke and as indicated on Franchisee’s Company list provided to Franchisee from time to time, and which may be modified by Brooke, in its sole discretion. Franchisee acknowledges that Brooke, in its sole and absolute discretion, shall decide which Companies shall be set forth on Franchisee’s Company list; provided, Brooke shall not determine which Company Franchisee writes or places Policies with/through, as long as such Company is on Franchisee’s Company list.

15.8 Franchisee agrees to abide by and conform to the conditions and limits of authority for binding Companies to insurance and other coverages which are set forth from time to time by Brooke and the applicable Companies.

15.9 Franchisee agrees to immediately and fully report to Brooke in writing any policyholder related legal or regulatory issues such as potential or actual errors and omissions claims, insurance department or other regulatory complaints, legal summons and subpoenas. Franchisee shall not make any written or verbal comments or responses regarding said issues to anyone until fully discussed with Brooke. Franchisee acknowledges that Brooke shall coordinate and control responses to any such issues. Franchisee shall be responsible for providing to Brooke any information regarding Franchisee or Franchisee’s employees and independent contractors that may be required from Brooke by any regulatory organization, governmental agency, or Company. Franchisee shall be responsible for ensuring that Franchisee and it’s owners, directors, officers, employees, agents, affiliates and independent contractors comply with all federal, state, local laws and Company requirements including but not limited to the sales practices, education, OSHA requirements, professional liability coverage, and licensing or registration requirements of all regulatory organizations, governmental agencies and Companies. Franchisee shall provide evidence satisfactory to Brooke that Franchisee’s owners, officers, employees, agents, affiliates and independent contractors have complied with such laws and requirements. If Franchisee does not comply with the terms of this Section 15.9, it is cause for immediate termination of this Agreement without any liability on or against Brooke.

15.10 Brooke does not warrant, guarantee or make any representations regarding the accuracy and/or timeliness of any billings provided by Companies.

15.11 Franchisee acknowledges and agrees that Brooke shall not and is not obligated to provide any product or service pursuant to this Agreement not specifically contemplated by the terms and conditions hereof.

16.0 WITH REGARD TO CUSTOMER LEAD GENERATION:

16.1 Franchisee agrees that Brooke may market and offer, or authorize another Person to market and offer, Policies and Services to any Customer Accounts that have not had an active Policy with Franchisee for a period in excess of twelve (12) months (each inactive Customer Account an “Inactive Account”). In the event Brooke or such other Person markets or offers Policies and Services to any Inactive Account and is successful in the sale of a Policy or Service to such Inactive Account, Brooke reserves the right to change the coding of such Inactive Accounts without the written consent of Franchisee.

16.2 Subject to the provisions of Section 9.2(b), Franchisee agrees that Brooke may market and offer or authorize another Person to market and offer Policies and Services to Customer Accounts.

COVENANTS, REPRESENTATION AND WARRANTIES

17.0 PROTECTIVE AND RESTRICTIVE COVENANTS:

17.1 Franchisee shall not transfer to Brooke any incident of ownership of the Customer Accounts except as otherwise described in Section 9.2 and/or Section 16. Customer lists, Policy expiration lists and other records shall remain Franchisee’s exclusive property, and Franchisee shall be fully vested in the ownership thereof.

17.2 All Customer Accounts shall be coded on Brooke’s records to Franchisee after Brooke has received the forms required pursuant to Brooke’s Rules and Procedures from Franchisee establishing Franchisee ownership. Unless otherwise set forth in this Agreement or other written agreement between the parties, Brooke shall not be authorized or permitted to change the coding of Customer Accounts without the written consent of Franchisee. Although Brooke will not honor internal “Agent of Record” change requests, Franchisee acknowledges that Brooke will process forms received from other Franchisees establishing such other Franchisees’ ownership if such forms are sufficient pursuant to Brooke’s Rules and Procedures to establish ownership. For example, if a new application is sufficient to establish ownership, although Brooke would not permit the change of coding of a Customer Account based upon an “Agent of Record” change request, it would change coding of a Customer Account upon receipt of a signed application from another Franchisee or Person.

17.3 Reserved.

17.4 Franchisee shall not have any authority to incur any liability in the name of or on behalf of Brooke, have any power to bind or obligate Brooke to any liability, and Brooke shall not be liable to any Person whomsoever for any debts incurred by or on behalf of Franchisee. Brooke and Franchisee agree that the relationship of Brooke to Franchisee shall be that of an independent contractor and neither party hereto is or shall be construed as a joint venturer, partner, agent fiduciary or employee of the other. Moreover, Brooke and Franchisee acknowledge and agree that the relationship between the parties is a commercial, business relationship and that the services and obligations of Brooke and the services and obligations of Franchisee to be performed pursuant to the terms of this Agreement are not for personal, family and/or household use by Franchisee and/or Brooke. The sole rights and obligations of the parties are as set forth in this Agreement, the Rules and Procedures and any other agreement(s) executed between Franchisee and Brooke or one of its subsidiaries.

17.5 Brooke and Franchisee shall not assume any liability of the other, and any such liability shall remain the exclusive individual liabilities of each. In addition, Brooke and Franchisee each agree to release, defend, indemnify, and hold each other harmless from any and all losses, damages and expenses, including legal expenses, attorneys’ fees, discovery expenses and costs which are suffered or incurred by the other by reason of the actions, omissions or liability of any kind created, caused or allowed by each indemnifying party, individually or in conjunction with any other Person.

17.6 Franchisee shall comply with all federal, state and local laws and regulations (including, but not limited to, such regulations as may be imposed by any state insurance regulator) and contractual requirements of Companies, applicable to the charging, collection and disclosure by Franchisee of Policy Fees. All Policy Fees shall be reasonable and customary for the market in which the Franchise Location is located. Brooke and Franchisee agree that Brooke shall establish policies and procedures regarding the disclosure of Policy Fees, Sales Commissions and any other compensation received by Franchisee with respect to Franchisee’s business hereunder. Brooke and Franchisee further agree that Brooke may establish guidelines with respect to Policy Fees charged by Franchisee. Such guidelines with respect to Policy Fees shall be nonbinding, except to the extent that they restate obligations of Franchisee set forth in this Section 17.6. Brooke reserves the right to establish from time-to-time, policies and procedures applicable to any sale practices that relate to Franchisee’s business hereunder and are consistent with applicable law and/or Company contracts.

17.7 Brooke reserves the right to disseminate press releases and/or other public announcements, in its sole discretion. Franchisee acknowledges and agrees that such press releases and/or other public announcements may contain information regarding Franchisee, Franchisee’s business, and the Franchise Location.

17.8 During the term of this Agreement, Franchisee shall not engage directly or indirectly (whether as an owner, stockholder, member, partner, officer, director, manager, employee, consultant, independent contractor, lender or otherwise) in any business which offers any products or services the same as, similar to, or in competition with any Services.

17.9 Franchisee, its owners, officers, affiliates, directors and principals owning twenty-five percent (25%) or more of Franchisee, shall never directly or indirectly: divulge to or use for the benefit of any Person outside Brooke any information or knowledge concerning customers, the methods, promotion, advertising or any other systems or methods of operation of Brooke’s business or that of Brooke franchisees which they may have acquired by virtue of their operation under this Agreement; or do any deliberate act prejudicial or injurious to the goodwill or name of Brooke. If Franchisee or any of Franchisee’s owners, officers, affiliates, directors and/or principals owning twenty-five percent (25%) or more of Franchisee directly or indirectly violates any provision of this Section 17.9, such violation would cause irreparable injury to Brooke and Brooke’s remedy at law for such violation would be inadequate, and as a result temporary and permanent injunctive relief may therefore be granted in any proceeding which may be brought to enforce any provision of this Section 17.9, without the necessity of proof of actual damage or the necessity to comply with the provisions of Sections 20.12 and 20.13.

17.10 Franchisee, its owners, officers, directors, employees, agents, affiliates and independent contractors release, defend, indemnify and hold Brooke harmless for and from any and all claims, losses, liabilities, damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever incurred by Franchisee, its owners, officers, directors, employees, agents, affiliates and independent contractors arising out of or in connection with interruptions of service caused by an act of God or any other event outside the direct control of Brooke. This release, defense, indemnification and hold harmless shall survive the termination of this Agreement.

17.11 Franchisee, its owners, officers, directors, employees, agents, affiliates and independent contractors release, defend, indemnify and hold Brooke harmless if Brooke permits Franchisee its owners, officers, directors, employees, agents, affiliates and independent contractors to use an insolvent Company, Brooke and/or Franchisee, their owners, officers, directors, employees, agents, affiliates or independent contractors incur any claims, losses, liabilities, damages or expenses of any kind or nature whatsoever as a result. This release, defense, indemnification and hold harmless shall survive the termination of this Agreement.

17.12 The duties and obligations of Franchisee set forth in this Agreement apply to Franchisee, its owners, officers, directors, employees, agents, affiliates and independent contractors. In as much as this Agreement is by and between Franchisee and Brooke, Franchisee is responsible for the compliance of its owners, officers, directors, employees, agents, affiliates and independent contractors with the terms of this Agreement and any Rules and

Procedures adopted from time to time by Brooke. Franchisee agrees that it is fully responsible for the acts and omissions of its owners, officers, directors, employees, agents, affiliates and independent contractors (for purposes of this Section 17.12, collectively “Franchisee”). Accordingly, Franchisee agrees to release, defend, indemnify and hold harmless Brooke for and from any and all claims, losses, liabilities, or damages or expenses (including, but not limited to reasonable attorneys’ fees, court costs, and costs of investigation) of any kind or nature whatsoever arising out of or in connection with Franchisee’s acts or omissions or which Brooke or Franchisee may incur as a result of Franchisee’s acts or omissions. This release, defense, indemnification and hold harmless shall survive termination of the Agreement.

17.13 Franchisee shall be responsible for providing to Brooke any information regarding Franchisee or Franchisee’s owners, officers, employees, agents, affiliates and independent contractors that may be required from Brooke by any self regulatory organization, governmental agency or any Company. Franchisee shall be responsible for ensuring that Franchisee and Franchisee’s owners, officers, employees, agents, affiliates and independent contractors comply with all federal, state, local and Company requirements including but not limited to the sales practices, education and licensing requirements of all governmental agencies and any Company. Franchisee shall provide evidence satisfactory to Brooke that Franchisee and Franchisee owners, officers, employees, agents, affiliates and independent contractors have complied with such requirements. If Franchisee does not comply with the terms of this Section 17.13, it is cause for immediate termination of this Agreement without any liability on or against Brooke.

17.14 If Franchisee is a Person, other than an individual or sole proprietor, Franchisee shall notify Brooke in writing of the death or incapacitation of any Person owning a beneficial interest of twenty-five percent (25%) or more of Franchisee. Such notice must be provided to Brooke within thirty (30) calendar days after such an event occurs, and Franchisee shall provide Brooke, in such form as Brooke may request, the name and address and such other information (including financial statements, business references, background checks and similar information), as Brooke reasonably requests, regarding the successor in interest thereto, within sixty (60) calendar days of such occurrence. Brooke shall have thirty (30) calendar days after receipt of all such information to approve or disapprove such successor in interest, and approval may be withheld in the sole discretion of Brooke. In the event of disapproval, Franchisee may propose an alternate successor in interest within thirty (30) calendar days after Brooke’s giving notice of disapproval, subject to all of the foregoing conditions with respect to the initial notification of a proposed successor in interest. Any disapproval by Brooke shall be evidenced by a written notice setting forth the reason or reasons for such disapproval. If Brooke approves a successor in interest, such successor in interest shall execute the documents required by Brooke to become qualified principal in Franchisee and shall promptly forward such documentation to Brooke. If the qualified successor in interest fails or refuses to promptly execute such documentation or if no successor in interest is approved by Brooke, this Agreement may be terminated, in Brooke’s sole discretion, in accordance with Section 19.2(t).

17.15 Franchisee agrees that the management and operation of the franchise pursuant to this Agreement is the responsibility of Franchisee. From time to time, as Brooke may deem it advisable, in Brooke’s sole discretion, Brooke may counsel and assist Franchisee with respect to Franchisee’s management and operation and may make training materials available to Franchisee. Furthermore, Franchisee agrees that, upon request by Brooke from time to time, Franchisee shall for such time period as is specified by Brooke in its request establish and implement an operating budget. Brooke may furnish Franchisee with information in Brooke’s possession to assist Franchisee in such management and/or such operation and/or such establishment of a budget. Franchisee agrees that Franchisee shall meet with one or more representatives of Brooke at least once during each calendar year to review Franchisee’s performance pursuant to this Agreement. Franchisee agrees that, upon the request of Brooke and prior to any such meeting, or at any other time specified by Brooke, Franchisee shall develop marketing, sales and/or operating plans, as well as a budget, cash flow analysis and/or any other information Brooke may request in a form acceptable to Brooke. Franchisee agrees to use Franchisee’s best efforts to implement any marketing, sales and operating plans, budgets, and/or a cash flow analysis developed by Franchisee and reviewed by Brooke.

17.16 Franchisee shall, at its sole expense, equip each location set forth in the beginning paragraph of this Agreement with computers and computer related equipment, office supplies and furniture and any other equipment or fixtures required by Brooke and/or necessary to operate Franchisee’s business. Franchisee at its expense from time to time shall repair, upgrade or replace such equipment and supplies to meet then-current standards required by Brooke and/or necessary to operate Franchisee’s business. Unless otherwise required by this Agreement or the

Rules and Procedures established by Brooke, Franchisee may purchase any item of equipment or supplies from any source so long as the item meets any standards and requirements which may be specified by Brooke pursuant to this Agreement and/or the Rules and Procedures.

17.17 Franchisee shall furnish Brooke with a copy of the lease for each Franchise Location. Franchisee agrees that, unless Brooke agrees otherwise in writing and in advance, each such lease shall contain a provision or amendment thereto whereby the lessor consents to an assignment of the lease to Brooke with the right to sublease.

18.0 REPRESENTATIONS AND WARRANTIES:

18.1 Brooke warrants and represents that it is a corporation, duly organized, existing and in good standing under the laws of the state of Missouri. Franchisee, if a corporation or limited liability company, warrants and represents that it is duly organized, existing and in good standing under the laws of the state in which it was organized and incorporated, and is qualified to do business in the state of each Franchise location.

18.2 Franchisee represents and warrants that Franchisee and all of Franchisee’s owners, officers, directors, employees, agents, affiliates or independent contractors that are required to be duly and fully licensed by any self regulatory organization, governmental agency or any Company contracted with Brooke shall be, at all times during the term of this Agreement, duly and fully licensed as insurance agents or representatives under the auspices of Brooke (or a company affiliated with Brooke) and have all other requisite licenses, registrations, and authority to sell, renew, service or deliver Policies in any state in which Franchisee sells, renews, services or delivers such Policies.

18.3 Brooke has taken all necessary corporate action, including, but not limited to, binding resolutions of its directors to enter into this Agreement and to carry out the terms and conditions thereof. Franchisee has taken all necessary action, including, but not limited to, binding resolutions/actions of all of its directors, members and/or shareholders to enter into this Agreement and to carry out the terms and conditions thereof.

18.4 Franchisee represents and warrants that neither the Franchisee, nor any owner, affiliate, partner, director, officer or manager of Franchisee, nor any affiliate, parent, child or spouse of any individual Franchisee (collectively for this Section 18.4 “Franchisee”) supports terrorism, provides money or financial services to terrorists, or is engaged in terrorism, is on the current U.S. government list of organizations that support terrorism, nor has engaged in or been convicted of fraud, corruption, bribery, money laundering, narcotics trafficking or other crimes, and all are eligible under applicable U.S. immigration laws to be in the United States and perform the obligations set forth in this Agreement. Franchisee further warrants and represents that Franchisee is not identified by a government or legal authority as a person with whom Brooke is prohibited from transacting business and that it will notify Brooke in writing immediately of the occurrence of any event that renders the foregoing representation and warranties incorrect.

18.5 Franchisee acknowledges that Franchisee will not have any specific area, territory, or reserved market, and Brooke specifically reserves the right to compete directly or indirectly with Franchisee.

19.0 TERMINATION OF THE AGREEMENT:

19.1 The term of this Agreement begins on the Effective Date, and expires at 11:59 p.m. on the calendar day immediately preceding the fifth (5th) anniversary date of the Effective Date, unless sooner terminated as provided in this Agreement. Upon the expiration of the term of this Agreement (or any extensions thereof if such extensions are granted), Brooke may, in its sole discretion, offer Franchisee another franchise under Brooke’s then-current form of franchise agreement, the terms of which may be materially different from the terms of this Agreement.

19.2 Brooke shall have the right to terminate this Agreement only upon good and sufficient cause which shall be defined as:

(a) material and substantial breach of the terms of this Agreement by Franchisee or other agreement between Brooke and Franchisee (unless otherwise agreed in writing, for the purposes of Section 19.2 and all its subparagraphs, “Franchisee” shall include Franchisee’s owners, officers, directors, employees, agents, affiliates and independent contractors);

(b) violation of trademark, patent or copyright laws or encroachment by Franchisee of any trademark, patent or copyright protections with respect to any manuals, documents, guides, cash management system, the Brooke Management System, or other materials or programs supplied or provided by or through Brooke;

(c) violation of any license granted to Franchisee for the use of the Brooke Management System supplied or provided by or through Brooke, or any other materials, programs or systems used by Franchisee which may be authorized and supplied or provided by or through Brooke;

(d) refusal by the insurance company which provides errors and omissions insurance coverages to Brooke to endorse said insurance policy to provide errors and omissions insurance coverage for Franchisee;

(e) such public actions by Franchisee, which in the judgment of Brooke, shall be materially injurious to the reputation of Brooke or the cumulative goodwill related to the use of Brooke’s name, trademarks, service marks, logotypes or commercial symbols;

(f) insurance coverage or Policy underwriting practices by Franchisee, which in the opinion of Brooke, may jeopardize Brooke’s continued contractual agency relationship with any Company;

(g) the commission or omission of any act by Franchisee, which in the opinion of Brooke, would be sufficient cause for the revocation of a license, registration, or other authority by any self regulatory organization, governmental agency or Company in any state in which Franchisee sells, renews, services or delivers Policies;

(h) legal, regulatory or administrative proceedings involving Franchisee, which in the opinion of Brooke, may impair Franchisee’s capacity to perform Franchisee’s obligations as set forth in this Agreement;

(i) business practices by Franchisee, which in the opinion of Brooke are unethical, irresponsible or unacceptable to the general business community;

(j) inadequate qualifications of Franchisee, which in the opinion of Brooke, may impair the ability of Franchisee to provide adequate assistance and service to Customer Accounts;

(k) the partial or total sale or transfer of Franchisee ownership or the partial or total sale or transfer of ownership of Customer Accounts and/or Policies without Brooke’s prior written consent;

(l) the location or relocation of Franchisee’s agency office to an address other than the address designated in the beginning paragraph of this Agreement without Brooke’s prior written consent;

(m) the establishment by Franchisee of an additional agency office at an address other than the address designated in the beginning paragraph of this Agreement without Brooke’s prior written consent;

(n) the closing, abandonment, or cessation of operation of one or more Franchise locations without Brooke’s prior written consent; Franchisee’s default under any lease with any third party covering any Franchise Location and fails to cure such default to the satisfaction of the third party within any applicable cure period granted to Franchisee by such party; or a material reduction in of office hours in any location. (For the purposes of this section 19.2(n), abandonment and failure to operate shall include, but are not limited to, ceasing to operate Franchisee’s business or to provide Services offered by Franchisee from any location and/or surrendering Franchisee’s or Brooke’s claim, right and/or interest in any location);

(o)	insolvency, inability or failure to pay debts as they come due by Franchisee;

(p) dishonor of a draft or electronic funds transfer drawn by Brooke, or its designee, on Franchisee’s checking account, or the failure to pay any debit balance reflected on Franchisee’s monthly Account statement, if such draft is authorized or payment is required by this Agreement;

(q) failure to provide proof of liability insurance as mandated by this Agreement;

(r) the agreement (oral or written) of Franchisee to enter a brokerage, commission sharing, account sharing or service center agreement with any Person not on the Company list provided for in this Agreement and without Brooke’s prior written approval;

(s) a material misstatement or omission by Franchisee on any subagent application, licensing application or franchise agent application;

(t) the death or incapacitation of Franchisee, if Franchisee is an individual or sole proprietorship, or the death or incapacitation of a Person owning twenty-five percent (25%) or more of Franchisee and a qualified successor in interest is not approved by Brooke, in accordance with Section 17.14;

(u) Franchisee, or any of its owners, officers, directors or principals of Franchisee, is convicted of, or shall have entered a plea of guilty or no contest to, a felony or any other crime or offense that is reasonably likely, in the opinion of Brooke, to adversely affect Franchisee’s business, the Licensed Marks, or the goodwill associated therewith;

(v) Brooke gives notice of more than three defaults under any one or more provisions of this Agreement during any twelve (12) month period, whether or not the same have been cured by Franchisee;

(w) Franchisee, or its owners, officers, directors or principals knowingly (i) falsify any books or records required to be maintained by this Agreement; (ii) submit any false reports to Brooke; or (iii) commit any other act of fraud or dishonesty;

(x) Franchisee’s refusal to allow Brooke to inspect Franchisee’s business premiums, operations, books and records in accordance with the terms of this Agreement; and/or

(y) The termination by Brooke or an affiliate of Brooke, by reason of a material breach by Franchisee, of any other Brooke franchise agreement to which Franchisee, its owners and/or principals or any other Person with whom Franchisee is associated, affiliated, controlling or controlled by, or its or their owners and/or principals of such associated, affiliated, controlling or controlled Person. Brooke’s termination of this Agreement by reason of a material breach by Franchisee shall also constitute grounds for the termination of any other agreements, including other franchise agreements, by Brooke or its affiliates.

19.3 In the event Brooke terminates this Agreement for cause, it shall give Franchisee written notice of its intent to terminate or non-renew, which notice shall state all of the material facts upon which Brooke relies as grounds for termination. Such notice shall fix an effective date of termination which shall be not sooner than thirty (30) days from the date of the notice or such other dates as required by law.

19.4 In the event Brooke has the right to terminate this Agreement for one or more causes, Brooke may, at its sole discretion, instead enter into a plan with Franchisee to attempt to remedy the cause(s) or condition(s) that give(s) rise to such right to terminate (“Rehabilitation Plan”). The Rehabilitation Plan may, at Brooke’s sole discretion, include, but not be limited to, the following: a provision allowing Brooke personnel on site to conduct an operational analysis, conduct a cash management analysis, and/or conduct marketing efforts; a provision allowing Brooke personnel on site to oversee the day-to-day operations of Franchisee’s business hereunder to ensure the remedial and rehabilitative measures are being properly implemented; a provision giving Brooke personnel access to the facility, phones, computers, and fax machines while on location; a provision allowing Brooke full access to files, and other documents associated with Franchisee’s operation to determine if Franchisee is complying with the terms of this

Agreement; a provision allowing Brooke to determine a budget for Franchisee’s operations and overseeing Franchisee’s implementation of Brooke’s cash management procedures, including, cash, credit cards, checks, and online payments; a provision requiring Franchisee’s cooperation with Brooke and/or its affiliates in conducting operations analyses or business reviews of Franchisee’s business operations; a provision requiring the development and implementation of a marketing plan and/or training plan; a provision requiring that Franchisee will obtain Brooke’s permission prior to making any material changes in personnel, cash management (including agency expenses), vendors (e.g. credit card payment service), leases, and management; and /or, a provision requiring the implementation of any additional remedial or rehabilitative steps that Brooke, in its sole discretion, may deem necessary. If Franchisee does not comply with the terms of the Rehabilitation Plan or if the Rehabilitation Plan is not for whatever reason effective, Brooke at its sole discretion can, without liability to Brooke, terminate the Rehabilitation Plan and proceed with termination for cause. Franchisee acknowledges that the days the Rehabilitation Plan was in effect, shall count towards the thirty (30) day period referenced in Section 19.3.

19.5 Unless otherwise agreed in writing, Franchisee shall have the unilateral right to terminate this Agreement for any reason upon not less than thirty (30) days advance notice in writing to Brooke.

19.6 Upon termination of this Agreement, Brooke shall request the pertinent Companies involved to make the Franchisee the “Agent of Record” for all Customer Accounts. Franchisee shall not attempt to transfer or divert, directly or indirectly, any business from Brooke or its affiliates prior to the effective date of termination. Franchisee acknowledges that all Company codes are the sole and exclusive property of Brooke and Brooke shall have no obligation to transfer any such Company codes upon termination.

19.7 Upon termination of this Agreement, Brooke shall be permitted to retain copies of any files and records with respect to Customer Accounts as it shall deem reasonably necessary to account for and process Customer Accounts and for any other legitimate business purposes including preparation of tax returns and audits thereof, defense of litigation, collection of Franchisee Account, or otherwise.

19.8 After the effective date of the termination of this Agreement, to the extent permitted by the Companies on Franchisee’s Company list, policies shall be administered as follows:

(a) Direct Bill Policies transactions recorded on Company statements received on or prior to the 15th day of the 3rd month immediately following the effective date of termination (hereinafter “Transition Date”). Commissions associated with all Direct Bill Policy transactions recorded on Company statements received on or prior to the Transition Date shall be credited to Franchisee’s Account statements.

(b) Direct Bill Policy transactions recorded on Company statements received after the Transition Date. Commissions associated with all Direct Bill Policy transactions recorded on Company statements received after the Transition Date shall not be credited to Franchisee’s Account statement but shall instead be retained by Brooke.

(c) Agency Bill Policy transactions recorded on Company statements received on or prior to the Transition Date. Commissions associated with all Agency Bill Policy transactions recorded on Company statements received on or prior to the Transition Date shall be debited/credited to Franchisee’s account statements provided: all Gross Premiums for such transactions are deposited in the Receipts Trust Account; Brooke has received a corresponding receipt advice and deposit advice on the transaction in accordance with Brooke’s Rules and Procedures; and, a copy of the deposit receipt provided by the Receipts Trust Account bank designated by Brooke for Franchisee’s use has been faxed by Franchisee to the Brooke designated regional or area office.

(d) Agency Bill Policy endorsement, audit, and installment transactions recorded on Company statements received after the Transition Date. Commissions associated with all Agency Bill Policy cancellation, endorsement, audit and installment transactions, but not renewals, recorded on Company statements received after the Transition Date shall be credited to Franchisee’s Account statements, provided: all Gross Premiums for such transactions are deposited in the Receipts Trust Account; Brooke has received a corresponding receipt advice and deposit advice on the transaction in accordance with Brooke’s Rules and Procedures; and, a copy of the deposit receipt provided by the Receipts Trust Account bank designated by Brooke for Franchisee’s use has been faxed by Franchisee to the Brooke designated regional or area office.

(e) Agency Bill Policy renewal transactions recorded on Company statements received after the Transition Date. Commissions associated with all Agency Bill Policy renewal transactions recorded on Company statements received after the Transition Date shall not be credited to Franchisee’s account statements, but shall instead be retained by Brooke.

(f) Direct Bill Policy on line payments. Direct Bill Policy on line payments for renewals or endorsements shall be permitted after the effective date of termination and through the Transition Date provided: (i) Franchisee faxes or emails notification of such on line payments to the Brooke designated regional or area office including the customer number, Company involved, date payment was uploaded, the amount of payment uploaded, the policy number, and the date the amount uploaded was deposited to the Receipts Trust Account; (ii) Franchisee completes receipt and deposit advices in accordance with Brooke’s Rules and Procedures; (iii) deposits the full amount uploaded to the Receipts Trust Account no later than close of business the date following the upload; and (iv) a copy of the deposit receipt provided by the Receipts Trust Account bank designated by Brooke for Franchisee’s use has been faxed by Franchisee to the Brooke designated regional or area office. Direct Bill Policy on line payments shall not be made or permitted after the Transition Date. Failure to follow the procedures for Direct Bill Policy on line payments outlined in this paragraph shall result in immediate termination of the ability to do future Direct Bill Policy on line payments under Brooke’s on line account codes.

(g) Policies renewed or written after the Transition Date. All policies renewed or written under Brooke’s contract recorded on Company statements received after the Transition Date will become Brooke’s and may be held as a house account, sold, reassigned or otherwise transferred by Brooke. For the purposes of this section “Brooke” shall include a parent, subsidiary or affiliate of Brooke.

(h) Net Premiums, Return Commissions, Unearned Commissions, Return Premiums. After the effective date of termination of this Agreement, Franchisee shall remain responsible for payment to Brooke of all Net Premiums, Return Commissions and Agency Bill Policy unearned commissions incurred on behalf of Customer Accounts processed through the facilities of Brooke. Brooke shall not be required to pay any Company or customer Net Premiums, Return Commissions or Agency Bill Policy unearned commissions unless same have been received from Franchisee by Brooke. Although not required to do so, Brooke reserves the right to directly invoice Customers for Agency Bill Policy premiums. In the event a charge for Net Premiums appears on a Company statement and Brooke has not received payment from Franchisee for same, Brooke at its discretion may cancel such Policy for non payment. Checks for return premiums may be requested by Franchisee through the regional office and will be processed subject to Brooke’s actual receipt of the return premium amounts and the check being made payable to the Policy owner.

(i) New business. Notwithstanding any other provision of this Agreement, on and after the Termination Date, Franchisee and Franchisee’s producers or other licensed personnel may not solicit, write or bind coverages under Brooke’s or its affiliate’s contracts.

(j) Franchise Fees and Customer Account Activity. Any commissions credited to Franchisee’s Account statement shall be subject to the fees described in this Agreement including fees described in Section 10.1.

(k) Company action. Franchisee acknowledges and agrees that Brooke makes no representations, warranties, guarantees or otherwise that any Company reflected on Franchisee’s Company list will abide by any of the terms set forth in this section 19.8.

19.9 For a period of ninety (90) days after the termination of this Agreement, Brooke shall forward a record of Franchisee Account to Franchisee on or about the fifteenth (15th) of the month. Franchisee shall pay Brooke, or its designee, on or about the twentieth (20th) of each month any amount owed by Franchisee. Brooke shall pay Franchisee on or about the twentieth (20th) of each month any amount owed by Brooke to Franchisee. Franchisee authorizes Brooke, or its designee, to withdraw, at any time, on or about the twentieth (20th) day of each month the amount of any debit balance recorded on the monthly Franchisee Account statement from Franchisee’s checking account using an electronic funds transfer. In the event amounts available in Franchisee’s checking account are insufficient to cover the debit balance recorded on Franchisee’s Account statement, Franchisee shall immediately provide Brooke with an alternate bank account from which to withdraw the debit balance owed to Brooke using an electronic funds transfer, or shall immediately make payment to Brooke via other certified funds. Upon written notice to Franchisee, Brooke may change the date such records are forwarded to Franchisee and the date Franchisee shall pay Brooke amounts owed Brooke by Franchisee.

19.10 Upon the effective date of termination of this Agreement, Brooke shall cease to provide errors and omissions insurance coverage for Franchisee and Franchisee shall not be entitled to any refund of errors and omissions insurance policy premiums or the self insured fund.

MISCELLANEOUS

20.0 MISCELLANEOUS PROVISIONS:

20.1 Brooke shall not be obligated to pay Franchise Agent any share of Profit Sharing Commissions or amounts paid by any premium finance company in connection with any Policy. In such instances Franchisee acknowledges and agrees, in Brooke’s sole discretion, all Profit Sharing Commissions or amounts paid shall be retained by Brooke.

20.2 Any notices required hereunder shall be deemed effective if in writing, and delivered by hand or mailed by United States Mail, postage prepaid, or mailed by certified mail, with return receipt requested or mailed by express courier with confirmed delivery date. The effective date of notice shall be the day of delivery by hand, and if mailed by regular mail, four (4) days following the mailing thereof, and if by certified mail or express courier, the date of receipt thereof. A business day shall be deemed any day other than Saturday, Sunday and any holiday on which the United States Postal Service does not make regular mail deliveries.

20.3 This Agreement may not be modified, revised, altered, added to, or extended in any manner, or superseded other than by an instrument in writing signed by all of the parties hereto.

20.4 This Agreement may be executed in duplicate, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

20.5 The failure by a party to enforce any provision(s) of this Agreement shall not be in any way construed as a waiver of any such provision(s) nor prevent that party thereafter from enforcing each and every other provision of this Agreement. Likewise, the invalidity or non-enforceability of any particular provision(s) of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision(s) was/were amended, altered or otherwise modified in such a manner as to become valid and enforceable pursuant to applicable law. In the event that any provision(s) hereof is/are determined to be invalid or unenforceable and cannot be amended, altered, or otherwise modified in such a manner as to become valid and enforceable, this Agreement shall be construed in all respects as if such invalid or unenforceable provision(s) was/were omitted.

20.6 Brooke, its affiliates including without limitation Brooke Brokerage Corporation, CJD & Associates, L.L.C., The American Agency, Inc., Texas All Risk General Agency, Inc., All Risk General Agency, Inc., Brooke Credit Corporation, The American Heritage, Inc., and their employees (for the purposes of this paragraph, collectively “affiliated persons”) may receive premiums, profits, transaction, brokerage, consulting, bonuses or other fees from Franchisees and/or other Persons. For example, Brooke or affiliated persons may represent Brooke and/or the seller of the business to be acquired and be paid a fee by Brooke, the seller or both. Additionally, DB Indemnity, LTD, a captive company of CJD & Associates, L.L.C., provides professional liability coverage in which franchisees are required to participate and for which, DB Indemnity, LTD may be paid a premium and/or policy fees. Similarly, DB Indemnity writes financial guaranty insurance for which Franchisee borrowers pay. Thus, CJD & Associates, L.L.C. as owner of the captive company may profit from insuring the risks of franchisees. Also, DB Group, LTD, a captive company of CJD & Associates, L.L.C. underwrites as a reinsurer a portion of the insurance written by/through affiliated persons and may profit from reinsuring these risks including risks written through franchisees. Both DB Group LTD and DB Indemnity, LTD, may charge franchisees different rates (premiums and deductibles) for coverage based on, among other factors, their loss experience, incidence of claims and/or participation in loss control measures and based on the number and type of claims against the franchisee or the franchise specialty.

Franchisee acknowledges the risk that Brooke or its affiliated companies could be biased as a result of these relationships and fees. Furthermore, Franchisee acknowledges such affiliates shall be exclusively entitled to receive and retain all such premiums, commissions and fees and shall not be required to share any such premiums, commissions and fees with Franchisee.

20.7 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs and legal representatives. Brooke may assign its rights, property interests and obligations hereunder to any Person. Notwithstanding the preceding sentence, the rights, property interests and obligations hereunder shall be assignable or otherwise transferred in whole or in part by Franchisee only with the prior written consent of Brooke. Any assignment or transfer by Franchisee without prior written consent of Brooke shall be deemed void or voidable at the sole option of Brooke.

20.8 This Agreement (including all Exhibits and Addenda hereto) fully expresses the entire understanding and agreement between the parties hereto with respect to the subject matter, and any an all prior understandings or commitments of any kind, oral or written, as to any matter covered by this Agreement are hereby superseded and cancelled, with no further liabilities or obligations of the parties with respect thereto except as to any monies due and unpaid between the parties to this Agreement at the time of the execution of this Agreement. Franchisee acknowledges that neither Brooke nor any of its agents or employees has made any representations, orally or in writing, of average, actual, projected or other earnings, profit or income relating to the franchise granted hereunder or made any claim regarding such matters. Furthermore, there are no oral understandings, oral statements, or promises or oral inducements between the parties hereto and no representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth in this Agreement, exist or have been made by the parties hereto.

20.9 Franchisee agrees to sign, acknowledge, deliver, and/or file any additional documents, certifications or statements that Brooke may deem necessary to carry out the intent of this Agreement.

20.10 This Agreement shall be construed and governed by the laws of the State of Kansas. Subject to Sections 20.12 and 20.13, at the option of Brooke, jurisdiction and venue for any dispute arising under or in relation to this Agreement will lie only in Kansas or in the U.S. District Court having jurisdiction over Kansas. In the event a proceeding is brought with respect to this Agreement, the prevailing party shall be entitled to be reimbursed for and/or have judgment for all of their costs and expenses, including reasonable attorneys’ fees and legal expenses.

20.11 Timeliness and punctuality are essential elements of this Agreement.

20.12. At the option of Brooke, any issue, claim or dispute that may arise out of or in connection with the Franchise Agreement (including addenda and exhibits hereto) and/or the relationship of the parties and which the parties are not able to resolve themselves by negotiation, shall be submitted to mediation in a manner agreed to by the parties. The parties agree to use mediation to attempt to resolve such issue, claim or dispute prior to filing any arbitration action, lawsuits, complaints, charges or claims. The parties will select an independent mediator agreeable to both parties. The mediator will communicate with the parties to arrange and convene the mediation process that will be most efficient, convenient and effective for both parties. The costs of the mediation and fees of the mediator will be borne equally by the parties. The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation and what information and written material will be exchanged before the mediation. The mediation will be conducted at a place agreeable to both parties.

20.13 Any and all issues, claims, disputes or controversies arising out of, in connection with or relating to the Franchise Agreement (including addenda and exhibits hereto), the relationship of the parties, and/or the authority to determine whether this arbitration clause is valid and enforceable which the parties are not able to resolve through mediation shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and applying Kansas law. Notwithstanding any other provision of this Agreement, arbitration shall take place in Kansas City, Missouri, or if no hearing office is available in Kansas City, Missouri, arbitration shall be held at a location in the Kansas City metropolitan area. The arbitrator shall have the authority to issue injunctions, stays and writs. Judgment on the award rendered by the arbitrator(s) may be entered in a court having jurisdiction thereof. The parties agree to use arbitration to resolve any such issue, claim, dispute or controversy prior to and in lieu of filing any lawsuits, complaints, charges or claims.

IN WITNESS WHEREOF, Brooke Corporation and Franchisee have executed this Agreement as of the day and year first above written.

BROOKE:	FRANCHISEE:

By:	By:

Title:	Title:

GUARANTY AGREEMENT

We the undersigned, as individuals and owners, officers, directors and/or principals owning twenty-five percent (25%) or more of Franchisee, jointly and severally, agree (i) that each has read the terms and conditions of this Agreement; and (ii) each, to induce Brooke’s execution of this Agreement and as a condition of the rights granted to Franchisee herein, guarantees the faithful performance of Franchisee to perform all duties and obligations set forth in this Agreement including without limitation the duty to pay any sum which Franchisee may become liable to pay Brooke by virtue of the foregoing agreement.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty Agreement as of the day and year first above written.

_______________________________, individually	_______________________________, individually

CONSENT OF SPOUSE *

*Required of individual Franchisees in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin

I acknowledge that I am familiar with the foregoing Agreement. I am aware that by its provisions my spouse agrees to certain payment obligations described therein. I hereby consent to the provisions of the Agreement, and agree that Franchisee’s assets and my interest in them, if any, are subject to the provisions of the Agreement.

Spouse’s signature

Spouse’s typed name